EXHIBIT 99.1

CARRIAGE SERVICES ANNOUNCES FIRST QUARTER EARNINGS RELEASE DATE
HOUSTON, April 29, 2020 (GLOBE NEWSWIRE) -- Mel Payne, Chairman and Chief Executive Officer of Carriage Services, Inc. stated, “We have made the decision to delay our earnings release to May 19th to provide time to complete the accounting of our April performance and to monitor revenue trends for two full weeks of May. This delay is designed to enable us to provide institutional investors an updated Rolling Four Quarter Outlook based on current revenue trends, which we have recently found encouraging as the country begins to open up the economy on a state by state selective basis.
Our Executive and Senior Leadership Teams recently made the decision to lead by example by voluntarily and temporarily reducing our salaries as part of a larger plan to reduce overall expenses throughout the rest of 2020. This is a small example of the type of leadership this team, led by Bill Goetz, has displayed during the past six weeks of this crisis. Additionally, we appreciate the support from our Board of Directors who also volunteered to reduce their fees during this time.
We look forward to providing investors a comprehensive overview of how Carriage, our Managing Partners and their High Performance employee teams have responded to their client families and their communities during the Coronavirus Crisis, which has been nothing short of heroic. On behalf of the Board and the entire Executive Team I would like to again express our gratitude and admiration for the noble work they do each and every day,” concluded Mr. Payne.
Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 186 funeral homes in 29 states and 32 cemeteries in 11 states.
For more information, please contact Viki Blinderman at 713-332-8568 or Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.